Exhibit 99.1

Media	Investors
Janis Smith	Jeanine Sundt
415-396-7711	612-667-9799

WELLS FARGO’S KOVACEVICH TO CONTINUE AS CHAIRMAN FOR INTERIM PERIOD

DURING WELLS FARGO-WACHOVIA MERGER TRANSITION

Board Grants Exception to Company’s Mandatory Retirement Age of 65 for Senior Executives

Board Member Philip J. Quigley Elected Lead Director

SAN FRANCISCO, November 3, 2008 – Wells Fargo & Company’s (NYSE:WFC) Board of Directors, with the recommendation of CEO John Stumpf, requested that Chairman Dick Kovacevich, who turned 65 last week, continue as chairman for an interim period and Kovacevich agreed. To make this possible, the Board has voted to grant an exception to the Company’s mandatory retirement age of 65 for senior executives.

Kovacevich will focus primarily on helping President and CEO John Stumpf (elected CEO in June, 2007) and the company’s senior leaders achieve a successful merger integration of Wells Fargo and Wachovia Corporation. After Kovacevich retires, the Board intends that Stumpf would be given added responsibility as chairman.

In addition, to more effectively manage governance, the Board has elected Philip J. Quigley to the newly-created Board position of Lead Director, beginning January 1, 2009. He is Chairman of the Audit and Examination Committee, a member of the Credit Committee, the Governance and Nominating Committee, and has been a Board member since 1994. As Lead Director, he will approve Board meeting agendas with the Chairman and CEO, chair meetings of non-management and independent directors, call executive sessions of the Board, work with committee chairs to ensure coordinated coverage of Board responsibilities, facilitate communication between the Board and senior management, and be a “sounding board” for the Chairman and CEO. Quigley is the retired chairman, president and CEO of Pacific Telesis Group, San Francisco.

Wells Fargo & Company is a diversified financial services company with $622 billion in assets, providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores and the internet (wellsfargo.com) across North America and internationally. Wells Fargo Bank, N.A. is the only bank in the U.S., and one of only two banks worldwide, to have the highest credit rating from both Moody’s Investors Service, “Aaa,” and Standard & Poor’s Ratings Services, “AAA.”

MORE INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

The proposed merger will be submitted to Wachovia Corporation shareholders for their consideration. Wells Fargo will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement of Wachovia Corporation that also constitutes a prospectus of Wells Fargo. Wachovia Corporation will mail the proxy statement-prospectus to its shareholders. Wachovia shareholders and other investors are urged to read the final proxy statement-prospectus when it becomes available because it will describe the proposed merger and contain other important information. You may obtain copies of all documents filed with the SEC regarding the proposed merger, free of charge, at the SEC’s website (www.sec.gov). You may also obtain free copies of these documents by contacting Wells Fargo or Wachovia, as follows:

Wells Fargo & Company, Investor Relations, MAC AO101-25, 420 Montgomery Street, 2nd floor, San Francisco, California 94104-1207, (415) 396-3668.

Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, (704) 374-6782.

Wells Fargo and Wachovia and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Wachovia Corporation shareholders in connection with the proposed merger. Information about Wells Fargo’s directors and executive officers and their ownership of Wells Fargo common stock is contained in the definitive proxy statement for Wells Fargo’s 2008 annual meeting of stockholders, as filed by Wells Fargo with the SEC on Schedule 14A on March 17, 2008. Information about Wachovia’s directors and executive officers and their ownership of Wachovia common stock is contained in the definitive proxy statement for Wachovia’s 2008 annual meeting of shareholders, as filed by Wachovia with the SEC on Schedule 14A on March 10, 2008. You may obtain a free copy of these documents by contacting Wells Fargo or Wachovia at the contact information provided above. The proxy statement-prospectus for the proposed merger will provide more information about participants in the solicitation of proxies from Wachovia Corporation shareholders.